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                                                                      EXHIBIT 12
                                 FMC CORPORATION
                                 ---------------
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
               --------------------------------------------------
                              (Amounts in Millions)

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
                                                                      Years ended December 31,
                                                  ----------------------------------------------------------------
                                                  1998          1997          1996          1995           1994
                                                  -------       -------       -------       -------        -------
Earnings:
   Income (loss) from continuing
     operations before income
     taxes, extraordinary items and
     cumulative effect of changes in
     accounting principles                        $ 249.5       $ (59.7)      $ 235.8       $ 152.7        $ 150.9
   Minority interests                                 6.2           8.9           9.6           5.1            1.6
   Undistributed (earnings) loss
     of affiliates                                   (3.4)         (2.0)         (6.7)          1.9            4.0
   Interest expense and amortization
     of debt discount, fees and
     expenses                                       120.3         118.3         103.0          84.0           64.1
   Amortization of capitalized interest               3.5           7.0           7.5           7.7            7.5
   Interest included in rental expense               21.3          16.6          15.2          16.7           17.8
                                                  ----------------------------------------------------------------
Total earnings                                    $ 397.4       $  89.1       $ 364.4       $ 268.1        $ 245.9
                                                  ================================================================

Fixed charges:
   Interest expense and amortization
     of debt discount, fees and
     expenses                                     $ 120.3       $ 118.3       $ 103.0       $  84.0        $  64.1
  Interest capitalized as part of
     fixed assets                                     4.4           6.6          15.5          10.2            2.7
   Interest included in rental expense               21.3          16.6          15.2          16.7           17.8
                                                  ----------------------------------------------------------------
Total fixed charges                               $ 146.0       $ 141.5       $ 133.7       $ 110.9        $  84.6
                                                  ================================================================


Ratio of earnings to fixed charges                    2.7           0.6           2.7           2.4            2.9
                                                  ================================================================
                                                                    (A)                         (B)
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(A)   Earnings did not cover fixed charges by $52.4 million for the year ended
      December 31, 1997. The ratio of earnings to fixed charges for the year ended December 31, 1997 before asset impairments and restructuring and other charges was 2.5x.

(B) The ratio of earnings to fixed charges for the year ended December 31, 1995 before the gain on the sale of FMC Wyoming stock, asset impairments, restructuring and other charges, and the write-off of acquired in-process research and development costs was 2.9x.